STEAM SERVICE CONTRACT

    This STEAM SERVICE CONTRACT (“Contract”) is made this 22nd day of January 2007, by and between MidAmerican Energy Company, 666 Grand Avenue, Suite 2900, Des Moines, Iowa, 50309, an Iowa corporation, herein called the “Company” and Southwest Iowa Renewable Energy, LLC, an Iowa limited liability corporation, herein called the “Customer.” The Company and Customer are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.”
    It is mutually understood and agreed by the Parties that Company is a public utility obligated first to the furnishing of electrical energy to its customers. In order for Company to provide steam service to Customer located in Council Bluffs, Iowa, Company and Customer for themselves and for their successors and assigns hereby agree as follows:

I.    SERVICE TO BE FURNISHED
    1.    Except as herein otherwise provided, Company agrees to furnish to Customer, and Customer agrees to take from Company, under and in accordance with the terms hereof, steam required by Customer for use on the premises of Customer’s ethanol production facility located in Council Bluffs, Iowa. Company shall furnish to Customer, in accordance with this Contract, steam in the amount required by Customer up to 475,000 pounds per hour, and Customer shall return condensate to Company as prescribed in this Contract. Nothing in this Contract will obligate Company to make any capital investments, except as required in Article VIII. Section 1 of this Contract.
2.    The steam service provided will be non-interruptible except for interruptions due to: force majeure (as described in Article XIV); Planned Outages, Forced Outages (Immediate,
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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Delayed, or Postponed), Maintenance Outages (all are defined in Exhibit A); or regulatory/legal (state, local or federal) or reliability council (e.g., GADS Data Reporting Instructions, MAPP, NERC, etc.) requirements. The steam service will also be interruptible if the Company experiences low on-site coal inventory, defined as less than 15 days’ reserve for the Council Bluffs Energy Center (“CBEC”) at 90% capacity factor and a target coal reserve of 45 days. The Company will calculate, consistent with prudent utility practice, the estimated on site coal inventory. If the Company’s target coal reserve changes, the threshold for low inventory will change by the same proportion. For example, if the Company chooses to target 30 days of coal reserve instead of 45 days, the threshold for interruptible service will become 10 days’ reserve. Company will provide Customer a weekly written notice if coal reserve is 30 days or below and a daily written notice if coal reserve is 20 days or below. Company shall employ reasonable efforts toward supplying steam pressure of 460 pounds per square inch gauge pressure and 1000 degrees Fahrenheit at Company’s 14” double block and bleed valve as set forth in Exhibit B, but will not always be able to achieve such pressure and temperature. For example, there will be situations where the Company’s electrical system demand is reduced and Company will only be generating to meet 70% of its maximum load. In that case, the steam pressure would in turn be reduced to approximately 70% of 460 pounds per square inch.
3. If the primary steam source is unavailable, Company will use reasonable efforts to provide the steam service referenced above by utilization of the Council Bluffs Energy Center Unit 4 (“CBEC-4”) auxiliary natural gas boiler, which has CBEC tag number 64-ABA-BLR-401, provided the said CBEC-4 auxiliary boiler is not needed (as determined by the Company) for the operation of CBEC-4. In such a case, the Customer shall pay for all fuel costs for the running of the CBEC-4 auxiliary boiler plus $[*]mmBtu, in lieu of the $[*]/mmBtu described in Article II,
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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“Net Energy Rate.” It is understood by the Parties that Company has obtained regulatory permit authority to operate the CBEC-4 auxiliary boiler 876 hours annually. If Customer utilizes the CBEC-4 auxiliary boiler, as set forth herein, then Customer would be responsible for purchasing and installing Continuous Emission Monitors (CEMS) reasonably prescribed by Company, any other upgrades reasonably prescribed by the Company and related to Customer’s use of the CBEC-4 auxiliary boiler, and obtaining the necessary permit authority from the pertinent governmental authorities necessary to operate the said auxiliary boiler above 876 hours annually. Customer further understands that the CBEC-4 auxiliary boiler is only sized to produce a maximum of 220,000 pounds per hour of steam at 218 pounds per square inch and at 572 degrees Fahrenheit, and Customer agrees to this limitation of auxiliary boiler service. While the CBEC-4 auxiliary boiler is being used, the demand charge shall be reduced by a prorated amount based on the mass flow of steam usage relative to 475,000 pounds per hour.

II.    ENERGY CHARGE
    Each month, Customer shall pay to Company, in accordance with the payment terms and other provisions set forth herein, a Net Energy Rate which is $[*] per million Btu (net), as hereinafter defined and adjusted (See Article III, below), for all steam service provided under this Contract. The Customer’s Energy Charge will be the product of Net Energy Rate and Net Energy Delivered, as illustrated in Exhibit D, (unless such amounts are adjusted pursuant to the terms of this Contract). In addition to the Energy Charge, Customer shall also pay a monthly Demand Charge of $[*].
    In case Company shall at any time during any month be prevented from furnishing Customer steam due to causes enumerated in Article I, Section 2, the Demand Charge to be paid
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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by Customer shall be reduced by an amount proportionate to the amount of days in which such failure occurs relative to the total number of days in such month.

III.    NET ENERGY RATE ADJUSTMENT PROVISIONS
The Net Energy Rate charged to Customer shall be fixed for the first three years, then adjusted each year starting on the 3rd anniversary date of the First Grind, but shall be adjusted no later than January 1, 2012. “First Grind” is defined as the date on which Customer’s ethanol facility, after initial testing and start up, commences its first continuous grind of corn for ethanol production for a five (5) consecutive day period. After the first three years of steam service, the Net Energy Rate charged to Customer shall be calculated as $[*] per million Btu (net) multiplied times an Escalation Factor as set forth below. The Escalation Factor shall be calculated by averaging the change in the [*] from the base year ([*]) with the change in the [*] from the base year ([*]). The [*] is defined as the [*] and (b) [*]. The [*] is defined as the [*], if available. In the event [*] is no longer prescribed [*], changes are made to the [*] that materially affect the economics of this Contract to either Party, or in the event [*] indices are not available, then the parties shall endeavor, in good faith negotiations, to replace the Net Energy Rate adjustment process described above with an alternative process, the economic effect of which shall be substantially the same as that of the process in effect immediately prior to its discontinuance or the material change. The formula for calculating the Net Energy Rate is shown below:
Net Energy Rate = $[*] per million Btu (net) x Escalation Factor

Where:

* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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Contract Year	[*]	[*]	Average of Two Indexes (AI)	Escalation Factor
1-3	[*]	[*]	[*]	[*]
4-10	[*]	[*]	[*]	[*]

[*]

[*]

[*]

[*]

Year = Year steam usage occurred

IV.    DETERMINATION OF NET ENERGY DELIVERED
The Customer’s monthly bill shall reflect, among other things prescribed in the Contract, the actual amount of net energy delivered (“Net Energy Delivered”) to Customer for any given billing period . The Net Energy Delivered for each calendar month shall be determined from readings taken by the Customer’s instrumentation on the steam and condensate systems.
The actual amount of Net Energy Delivered in any given time period shall be determined by subtracting the amount of energy returned to the Company at “Battery Limit B” (“Energy Returned”) from the amount of the Energy Delivered to the Customer at “Battery Limit A”, as measured by the Customer’s instrumentation on the steam supply and condensate return systems. See Exhibit B for an example of how this calculation is to be performed and for the location of battery limits. The measurement will be taken every fifteen (15) minutes to determine the Net Energy Delivered in the previous fifteen (15) minutes.

V. CHARGES FOR CONDENSATE NOT RETURNED
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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    The actual amount of condensate not returned (“Condensate Not Returned”) in any given time period shall be determined by subtracting the amount of condensate returned (“Condensate Returned”) to the Company at Battery Limit B from the amount of the steam delivered to the Customer at Battery Limit A (“Steam Delivered”), as measured by the Customer’s instrumentation on the steam supply and condensate return systems. See Exhibit B for an example calculation. The measurement will be taken every fifteen (15) minutes to determine the Condensate Not Returned in the previous fifteen (15) minutes.
If circumstances reasonably require it, an allowance of as much as 60 minutes may be made for the time lag between measurements of Steam Delivered and Condensate Not Returned in the same fifteen (15) minute period.
Customer shall incur a charge, as shown below, per thousand gallons, or fractional part thereof, for any Condensate Not Returned. Customer shall not incur any charges if the Company’s rejection of condensate is based upon impurities introduced into the steam by Company.

Condensate Not Returned, gpm	Charge per thousand gallons
1-35	$[*]
36-100	$[*]
Greater than 100	Steam supply will be curtailed to limit condensate not returned to less than 100 gpm.

* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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VI.    STEAM AND CONDENSATE MEASUREMENTS
    All steam to be delivered by Company under this Contract will be delivered to Customer to a terminal location designated as Battery Limit A on Exhibit B. All condensate that the Customer may return under this Contract will be delivered to Company at a terminal location designated as Battery Limit B on Exhibit B. All measurements for Steam Delivered and Energy Delivered for the purpose of billing hereunder, shall be made by Customer meters installed at Battery Limit A. All measurements made for Condensate Returned and Energy Returned for the purpose of billing hereunder shall be made by Customer meters installed at Battery Limit B. All of said meters are to be furnished, installed, operated and maintained by Customer. Billing to the Customer is based on the metered flow rate with no adjustment for instrument accuracy. If a meter fails to register correctly, the amount of flow shall be determined either by means of (i) checking any meter or meters in operation at the time, or (ii) the flow amount shall be estimated on the basis of consumption in a representative period, as Company and Customer may reasonably agree. The Parties will mutually agree upon an accredited third party to perform calibration tests for the recording testing equipment shown in Exhibit B, specifically PTA, TTA, FTA, PT2, TT2, and FT2. Such testing will occur no less than 12 times per year with the cost of such testing being divided equally between the two Parties. The calibration tests for the flow meters shall ensure that the meters are within an accuracy of plus/minus 1%.

VII.    SPECIFICATIONS FOR CONDENSATE RETURNED
Customer shall return condensate to Company at a temperature of 210 degrees Fahrenheit (+/- 60 degrees Fahrenheit) and at a pressure of 150 pounds per square inch gauge pressure (+/- 15 psig). If condensate cannot be returned at the pressure and temperature indicated above,

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Company may either require, at Customer’s option: (i) Customer to make certain changes to Customer’s or Company’s condensate system at Customer’s cost, or (ii) modify the Net Energy Rate to account for the economic effect to Company of Condensate Returned at a different temperature. The foregoing shall not apply if the Company is the cause of the failure to return condensate at the criteria stated above.
    It is understood and agreed by the Parties that (i) the condensate returned by Customer shall be from a closed, copper-free system and (ii) that steam delivered by the Company and condensate delivered to the Company will not have direct contact with the Customer’s products being processed. Both Parties will use reasonable efforts to maintain, but will not guarantee, the primary side (Company’s side) of all processes at a higher pressure than the secondary side (Customer’s side), and that the secondary side of all equipment will only contain condensate or steam. Customer will use reasonable efforts to return condensate at a uniform rate and in a state that does not include exhaust steam from any apparatus or other source which will contaminate the condensate with oil, organic materials, or other impurities.
Any impurities in the condensate returned by Customer will be determined by continuous recording testing equipment installed by Customer, at its cost and on its property, which will measure the specific conductivity, cation conductivity, silica, and pH of samples of condensate, and transmit these measurements to the Company’s property at its location of choice. Any impurities in the steam supplied to Customer will be determined by Company’s continuous recording testing equipment and transmitted to the Customer’s property, at its cost and on its property, which will measure the specific conductivity, cation conductivity, silica, and pH of samples of steam. Company, at its expense, will perform bench tests periodically to determine the iron content of Condensate Returned and will share testing results with Customer. If the

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testing shows the iron limit is exceeded, Company will notify Customer and provide Customer two (2) hours to perform its own test for the iron content and to correct the sub-standard condensate. If, in Company’s sole discretion, operational considerations permit the Company to grant Customer additional time to correct the sub-standard condensate, then Company will notify Customer that it has such added time as Company deems reasonable in the circumstances. In the event of a dispute or disagreement as to the iron content, the Parties agree to mutually retain an independent certified third party to perform an independent test, with the costs to be evenly divided, and the Parties will abide by that third party testing result.
Condensate returned to Company by the Customer shall be within the following limits:
Condensate Conductivity:        Not to exceed 10 uS/cm
Condensate Ph:            Range of 9.3-9.6
Condensate Silica            Not to exceed 10 ug/l
Cation Conductivity            Not to exceed 10 uS/cm
Iron                    Not to exceed 10 ppb
    If the Condensate Returned, as hereinafter defined, is not in accordance with any one or more of the above standards and, Customer fails after two (2) hours time (or such added time as Company deems reasonable pursuant to the provision for that above) to correct the sub-standard condensate, Company may reasonably restrict the delivery of steam in a reasonable manner until the Customer has taken action as necessary so Condensate Returned meets the required criteria of this Article VII. If Customer’s continuous monitoring equipment is not functioning properly and the Condensate Returned is not in accordance with the above standards (as determined by the Company’s existing plant condensate monitoring equipment) Company may reasonably restrict the delivery of steam until the Customer has taken action as necessary so

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Condensate Returned meets the required criteria of this Article VII. The Parties recognize that if steam provided by Company is not within the limits set forth above, the Condensate Returned to Company will, in turn, be outside the above limits by a proportionate amount. If the steam delivered by the Company is outside the limits stated above due to the Company’s own operations and the Company continues to operate, Company shall continue to deliver steam to Customer. Provided, however, that if Customer’s operations are causing such Condensate Returned to worsen beyond what is attributable to Company’s operations and such worsening is caused by an effect introduced by Customer, an effect that is outside of what is normally (based on history) attributable to Customer’s operations, then Company will not continue to deliver steam to Customer under the provisions of the preceding sentence. Nothing in this Article VII should be construed to limit the rights of the Company to interrupt service under the provisions of Article I, Section 2 of this Contract.

VIII.    STEAM FEEDER AND CONDENSATE RETURN PIPING
1.    Company will furnish one 14-inch, double block and bleed steam source isolation system and one 8-inch, double block and bleed condensate return isolation system. The Company’s only required capital investment, under this Contract, is the purchase of these valves.
2.    Customer, at its expense, will furnish all other steam transmission lines, condensate lines, and equipment necessary to connect with the Company’s double block and bleed systems. In accomplishing this, there will be situations where Company is required to secure contracts at Customer’s expense. In such situations, the Company will not enter into any such contracts without the Customer’s prior written approval, and prior to Customer providing the funds required to the Company. Any and all installation will be performed pursuant to

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standards that are consistent with prudent utility practice. Customer agrees to design and purchase the following equipment (shown on Exhibit B):
a. All steam piping downstream of Company’s 14-inch, double block and bleed valves. Pursuant to Customer’s specifications, at its expense and with Customer’s materials, Company shall install all piping between Company’s 14-inch, double block and bleed valves and desuperheater inlet mentioned below. Customer shall install all piping downstream of the desuperheater inlet.
b. All condensate return piping upstream of Company’s 8-inch, double block and bleed condensate return valves. Pursuant to Customer’s specifications, at its expense and with Customer’s materials, Company shall install all piping between Company’s 8-inch, double block and bleed valves and desuperheater supply line tee. Customer shall install all piping upstream of the desuperheater supply line tee.
c. A non-condensing steam turbine-generator system, approximately 6 MW in capacity, including steam turbine, generator, transformer, building, and all associated equipment. Customer shall be responsible for the installation of these items. Ownership of the steam turbine will transfer to the Company after its installation. Company shall own all electricity generated by this turbine on or after installation, and is entitled to all revenues from the sale of this electricity.
d. Pursuant to Customer’s specifications, at its expense and with Customer’s materials, Company shall install all controls and electrical interconnections

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between steam turbine-generator mentioned above and Company’s existing facilities.
e. Customer is responsible for installation of the desuperheating stations and supply lines. Installation will be performed pursuant to standards that are consistent with prudent utility practice.
3. Each Party shall operate and maintain the equipment located on that Party’s side of Battery Limits A & B set forth in Exhibit B.
4. The Parties acknowledge the critical nature of the steam transmission and condensate return lines to providing reliable steam and condensate to both Parties and each agrees to conduct inspections, operation, and maintenance of the lines (on their respective side of Battery Limit A and Battery Limit B) consistent with prudent utility practice, and at its own cost. In the event the turbine, mentioned in Article VIII, Subsection 2(c) above, is unable to be operated, Company will make the necessary repairs and service consistent with prudent utility practice to place the turbine back in service as soon as possible.
5. Customer will commission the steam and condensate piping in accordance with prudent utility practice, and to a cleanliness that meets the Company-provided standard (see Exhibit C). Company agrees that Customer may dispose of condensate used during pipe cleanliness flushing in Company’s ash ponds; such condensate shall be transported to the ponds at Customer’s expense and in a manner which is approved by both Parties, in a reasonable exercise of each Party’s discretion.
6.    Customer may request reasonable additions and/or improvements, which are not required to comply with this Contract, be made by Company to the steam source and condensate return double block and bleed isolation systems beyond the maintenance and repairs Company is

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otherwise obligated to perform under this Contract. Company will be required to install such additions and/or improvements provided (i) Customer pays all costs for such additions or improvements, (ii) such additions and/or improvements do not increase the operating and/or maintenance costs of the Company, alter the nature or extent of the service contemplated by this Contract, or alter the operation or maintenance of Company’s facilities, and (iii) such additions/improvements, in the sole reasonable judgment of Company, will not interfere with or hamper Company’s economic and efficient operation and is consistent with prudent utility practices. The Parties hereby express their intent that this Article VIII, Subsection 6 is not intended to change or alter the nature or extent of the service originally agreed upon by the Parties to this Contract.

IX.    MONTHLY BILLING AND PERFORMANCE ASSURANCE
1. Bills shall be rendered monthly for service hereunder. Except as otherwise noted, the term “month” shall mean a calendar month. Each bill submitted to Customer shall include (i) the $[*] Demand Charge, (ii) the Energy Charge, and (iii) the charge for Condensate Not Returned, if any, for the previous month. Attached hereto as Exhibit D which illustrates the Energy Charge is the product of the Net Energy Rate and the Net Energy Delivered and is a form of bill that shall be followed, in all material respects, in the calculation and processing of the monthly bill to Customer.

2. Prior to Customer’s First Grind, but in no case later than December 31, 2008, the Customer must provide a Letter of Credit to the Company in the amount of $[*] million. If Company fails to receive payment under the Contract in the time period set forth for payment, Company may, upon five (5) days written notice, draw on the Letter of Credit to recover the full amount owing to Company plus any late payment charge due. Company may also draw the full
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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amount available for drawing under the Letter of Credit if, at any time (i) Customer’s requirement to provide a Letter of Credit is continuing, (ii) twenty (20) or fewer days remain until such Letter of Credit is set to expire, and (iii) Customer has not provided a replacement Letter of Credit or other financial security reasonably acceptable to Company. Customer shall, at its own expense, restore the amount available for drawing under the Letter of Credit to $[*] million within five (5) business days following any such drawing under the Letter of Credit by Company.

“Letter of Credit” as used herein means an irrevocable standby letter of credit issued by a U.S. commercial bank or thrift institution acceptable to Company in its sole, reasonable discretion and in a form, and of a content, acceptable to Company in its sole, reasonable discretion.
3. Customer’s requirement to provide a Letter of Credit shall have an initial term of two (2) years from First Grind (or from December 31, 2008, depending on the point of initiation for the Letter of Credit) and shall be extended (or reinstated and extended, within five (5) days, if applicable) for a period of two (2) years immediately upon the occurrence of any one of the following:
a) Company draws on the Letter of Credit due to non-payment by Customer;
b) A default, event of default or other similar condition or event with respect to Customer has occurred or is continuing under one or more agreements or instruments relating to
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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indebtedness for borrowed money, which results in such indebtedness becoming, or becoming capable at such time of being declared, immediately due and payable;
c) With respect to any quarterly or annual reporting period beginning with the quarter ending September 30, 2009, Customer is out of compliance with loan covenants established by the Customer’s senior lender for (i) minimum working capital; (ii) minimum tangible net worth; or (iii) fixed charge coverage ratio. Customer acknowledges that its compliance requirement with respect to such covenants shall continue throughout the term of this Contract, and all extensions thereof, and Customer acknowledges that the term of the Contract will extend beyond the duration of Customer’s obligations to its senior lender. Thus, Customer shall continue to provide certifications to Company of the same kind and content as were previously provided to the senior lender;
d) Customer fails to provide Company with a copy of its quarterly, annual, or other periodic certification to Customer’s senior lender regarding the loan covenants described in the preceding paragraph within two (2) business days of providing such certification to its senior lender, or within two (2) business days of the date such certification would have been required to be provided to its senior lender in any reporting period after expiration of Customer’s obligation to provide such certification to its senior lender;
e) Customer fails to provide Company with a copy of its quarterly and annual financial statements within two (2) business days of the time such statements are due to the Customer’s senior lender.
With respect to any reporting period after expiration of Customer’s obligation to provide such statements to its senior lender, Customer shall provide Company (i) within 120 days following the end of each fiscal year, a copy of Customer’s audited consolidated financial

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statements for such fiscal year together with Customer’s calculations of working capital, tangible net worth, and fixed charge coverage ratio (as such three terms were defined in the former loan covenants established by the Customer’s former senior lender); and (ii) within 60 days after the end of each of its first three fiscal quarters of each fiscal year, a copy of Customer’s un-audited consolidated financial statements for such fiscal quarter together with Customer’s calculations of working capital, tangible net worth, and fixed charge coverage ratio (as such three terms were defined in the former loan covenants established by the Customer’s former senior lender), with reasonable support for such calculations.
If after a cessation, pursuant to the terms of this Contract, of Customer’s Letter of Credit requirement, Customer fails to make payment as required by this Contract or an occurrence takes place of any of the events (“b” through and including “e”) listed in Article IX, Section 3, above, Customer’s requirement to provide a Letter of Credit shall resume and Customer shall provide the required Letter of Credit within five (5) business days of such occurrence, and said Letter of Credit shall contain such terms and conditions as Company reasonably requires, and shall be for such an amount as will equal the Customer’s two largest monthly bills in the past two (2) year period.

X.    LATE PAYMENT CHARGE
In billings to Customer, if payment is not made by Customer within fifteen (15) days from the receipt of the monthly billing, an added charge calculated at a rate equal to twelve (12) percent per annum, will be added to the amount of the bill under the above rates, or minimum charge when applicable, and the amount so added will constitute a late payment charge. In the event of a dispute between the Parties as to the amount of any bill, Customer may withhold any

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amount in dispute, but, if the disputed amount is determined to be due and owing, must thereafter make payment, plus interest (if any) due to Company within seven (7) days from the settlement of the dispute by the Parties or by a final decision of a court from which no appeal may be taken by reason of the expiration of the time for appeal or otherwise. If Customer fails to pay the undisputed portion of the bill within thirty (30) days from receipt of the bill, Company may restrict or suspend the delivery of steam until the full amount of the bill is paid. If Customer fails to pay the undisputed portion of the bill within sixty (60) days from receipt of the bill, Company may terminate this contract without further notice. Nothing in this Article X shall be construed to limit Company’s ability to draw-down on the above-mentioned Letter of Credit if Customer fails to make payment within the above-mentioned fifteen (15) days after receipt of the monthly billing.

XI.    TERM OF CONTRACT
This Contract shall become effective upon execution and shall continue for a term of ten (10) years from the date of Customer’s First Grind (but no later than ten years from January 1, 2009, unless extended by agreement of the Parties, due to a Force Majeure event at the Customer’s facility served under this Contract), or unless earlier terminated in accordance with the terms of this Contact. The Parties may, but are not obligated to extend the term of this Contract.  If the Parties agree to extend the term of this Contract, the document they execute to accomplish the extension shall also state the period of the extension. The Parties agree that any such extension shall provide for a two (2) year period of notice to Customer prior to any termination of the extension period agreement, unless the Parties agree to an extension period

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that is shorter than two (2) years in which case the Parties shall agree upon an appropriate notification period.
Company will provide Customer sufficient steam service prior to First Grind for Customer’s plant testing and start-up. Such steam service shall be provided to Customer at the Net Energy Rate established herein, and under the terms and conditions of this Contract.

XII.    TERMINATION OF CONTRACT
1.    If Customer shall fail in any material respect to comply with or perform any of the conditions or obligations imposed upon Customer by this Contract (except in the case of nonpayment of bill, in which case the Contract termination provisions of Section X of this Contract shall apply), and if, after such failure and reasonable opportunity to promptly cure, Company shall deliver to Customer a written notice of its intention to discontinue the supply of steam on account of such failure then Company shall have the right to terminate this Contract as hereafter provided. Company shall then have the right to discontinue supply at the expiration of one hundred eighty (180) days after the giving of said notice (such one hundred eighty (180) days being deemed “due notice” for the purposes hereof as well as sufficient opportunity to cure), unless within such one hundred eighty (180) days Customer shall remedy such failure. Discontinuing supply of steam for any such cause shall terminate this Contract, but such termination shall not release Customer from any direct damages suffered by Company nor will it release Customer from its obligation to make payments for service previously rendered hereunder by Company.
2.    If Company shall fail in any material respect to comply with or to perform any of the conditions or obligations imposed upon Company by this Contract and if, after such failure as

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well as sufficient opportunity to cure, Customer shall deliver to the Company a written notice of its intention to terminate this Contract on account of such failure then Customer shall have the right to terminate this Contract as hereafter provided. This Contract shall then terminate at the expiration of one hundred eighty (180) days after the giving of said notice (one hundred eighty (180) days being deemed “due notice” for the purposes hereof and reasonable opportunity to cure), unless within such one hundred eighty (180) days Company shall remedy such failure. Such termination shall not release Company from any direct damages incurred by Customer as a result of such termination. The termination shall not release Customer from its obligation to make payments for service previously rendered hereunder by Company, but is shall release Customer from any further obligation to pay all charges, including but not limited to, Demand Charges for the unexpired portion of the remaining Contract Term.
3. Upon termination of this Contract, ownership of equipment listed in Article VIII, Section 2 of this Contract shall be transferred back to the Customer, and removed from the Company’s premises at Customer’s expense and in coordination with the Company.
4. During the initial ten year (10) year term of this Contract, the Customer may terminate the Contract, without cause, on 180 days written notice to Company.

XIII.    NO GUARANTEE/WARRANTY, DAMAGES AND LIMITATION OF LIABILITY
ALTHOUGH COMPANY SHALL EMPLOY REASONABLE EFFORTS TO SUPPLY STEAM IN ACCORDANCE WITH THE TERMS OF THIS CONTRACT, COMPANY IN NO WAY OFFERS ANY GUARANTEE OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, REGARDING THE SUPPLY OR QUALITY OF THE STEAM TO BE SUPPLIED, EXCEPT AS EXPLICITLY PROVIDED IN THIS CONTRACT. CUSTOMER ACCEPTS

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SUCH STEAM ON AN “AS IS” BASIS. NOTHING IN THIS ARTICLE XIII SHALL BE CONSTRUED TO ELIMINATE CUSTOMER’S ABILITY TO PURSUE CLAIMS, AS

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PROVIDED FOR IN ARTICLE XIII, SECTION 1, FOR DIRECT DAMAGES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF COMPANY.
     IN NO EVENT SHALL EITHER COMPANY OR CUSTOMER HAVE ANY LIABILITY TO THE OTHER, REGARDLESS OF THE FORM OF ACTION, UNDER OR RELATED TO THIS CONTRACT FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES, HOWSOEVER ARISING, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF PRODUCTION, AND LOSS OF REVENUES.
    CUSTOMER’S AND COMPANY’S LIABILITY ON ALL CLAIMS OF ANY KIND (EXCLUDING CLAIMS FOR DEATH AND BODILY INJURY) WHETHER BASED ON CONTRACT, INDEMNITY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, EXTRA-CONTRACT CAUSES, OR OTHERWISE, FOR ALL LOSSES OR DAMAGE (INCLUDNG LIQUIDATED DAMAGES) ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM THE CONTRACT, OR FROM THE PERFORMANCE OR BREACH THEREOF, OR OTHERWISE, SHALL IN NO CASE EXCEED $[*] MILLION OVER THE LIFE OF THE CONTRACT.

    THE PARTIES HEREBY AGREE THAT CUSTOMER’S DIRECT DAMAGES (THE ONLY DAMAGES FOR WHICH COMPANY IS RESPONSIBLE TO CUSTOMER) IN THE EVENT OF WILLFUL MISCONDUCT LEADING TO AN INTERRUPTION OF THE STEAM SUPPLY TO CUSTOMER (I.E., THE SCENARIOS SET FORTH IN “a” AND “b” OF ARTICLE XIII, SECTION 1, BELOW), FOR ANY PART OF A DAY, SHALL BE EQUAL TO $[*] PER DAY OF SUCH INTERRUPTION. IN THE EVENT OF SUCH WILLFUL
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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MISCONDUCT, THE PARTIES AGREE THAT SUCH DAMAGES SHALL BE PAID TO CUSTOMER AS LIQUIDATED DAMAGES AND NOT AS A PENALTY. SUCH LIQUIDATED DAMAGES AND CUSTOMER’S RIGHT TO SEEK INJUNCTIVE RELIEF SHALL BE CUSTOMER’S SOLE AND EXCLUSIVE REMEDIES IN THE EVENT OF AN INTERRUPTION OF THE STEAM SERVICE OF THE TYPE CONTEMPLATED BY ARTICLE XIII, SECTION 1, EXCEPT THAT CUSTOMER SHALL BE ENTITLED TO TERMINATE THIS CONTRACT UNDER THE PROVISIONS OF ARTICLE XII, SECTION 2, IN THE EVENT OF REPEATED INTERRUPTIONS CAUSED BY COMPANY’S WILLFUL MISCONDUCT. IN THE LATTER CASE, CUSTOMER MAY SEEK RECOVERY OF ITS DIRECT DAMAGES AND INJUNCTIVE RELIEF (I.E., INJUNCTIVE RELIEF TO SECURE SERVICE DURING THE 180-DAY PERIOD MENTIONED IN ARTICLE XII, SECTION 2), SUBJECT TO THE $[*] MILLION LIMIT ESTABLISHED IN THIS ARTICLE XIII. IN THAT EVENT, THE $[*] LIQUIDATED DAMAGES PROVISION OF THIS ARTICLE XIII SHALL NOT APPLY.

    1.    Neither Customer nor Company shall be responsible for damages to the other Party, its directors, officers, employees, partners, co-venturers, agents, representatives, customers, suppliers, or any third party, for any failure to supply steam or return condensate, for interruptions of steam supply or return condensate, or for any alleged shortfalls in the quality of the steam supply or return condensate, unless such failure, interruption or shortfall is due to gross negligence or willful misconduct. Nothing in the foregoing sentence shall be construed to impact Parties’ rights as set forth in Articles V, VI and VII hereof, and related Contract provisions. For purposes of this Contract, “willful misconduct” shall be defined as follows: an
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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intentional act aimed at achieving a wrongful purpose knowingly without legal or factual justification and in disregard of the obvious harm such act will impose. The Parties agree that it shall be considered “willful misconduct” for:
    (a) Company to interrupt (on a short- or long-term basis) the steam supply to Customer solely on the basis of Company’s preferring to sell its energy in another, more or equally profitable transaction;
    (b) Company to refuse to provide steam service to Customer, unless consistent with the provisions of this Contract, when the primary steam source is operating at more than 600 MW of generating capacity, as measured by Company’s standard procedures; (In the event of a dispute concerning whether the primary steam source was operating at more than 600 MW at the time of an interruption Customer reasonably deems to be the result of willful misconduct, Company will provide Customer access to its records pertaining to the plant’s capacity level at the time in question, provided Customer agrees to execute a reasonable confidentiality agreement pertaining to said records); or
    (c) either Party to commit an act that satisfies the definition above.
In the event of willful misconduct of the type addressed in “a,” “b” or “c” above, each Party recognizes that the other Party may request, and is not precluded by this Contract from requesting, an injunction to bring an end to the willful misconduct and that Party may also file a claim for direct damages as specified in this Contract.

XIV.    FORCE MAJEURE
1.    In case Company shall at any time during any month be prevented from furnishing Customer steam hereunder due to causes beyond its reasonable control, which may

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include but not be limited to strike, fire, labor disturbances, explosion, breakage of machinery or equipment, injunctions, restraining orders, and acts of God, and affecting Company’s ability to furnish such steam or services, the Demand Charge to be paid by Customer shall be reduced by an amount proportionate to the amount of days in which such failure occurs relative to the total number of days in such month.
2.                  In case Customer shall at any time during any month be prevented from receiving and/or consuming steam hereunder due to causes beyond its reasonable control, which may include but not be limited to fire, strike, labor disturbance, explosion, breakage of machinery or equipment, injunctions, restraining orders, and acts of God, which affect the premises served under this Contract, Customer shall be excused from performance under this Contract to the extent that such inability persists. The fixed term of this Contract may be extended for a period equal to the duration of such Force Majeure event. Such an extension shall only occur if both Parties are in agreement on the extension. If the likely duration of such Force Majeure event will cause undue harm to Company, then Company, in the reasonable exercise of its discretion, shall have the right to terminate the Contract upon one hundred eighty (180) days written notice unless during such one hundred eighty (180) days Customer agrees to resume service or to compensate Company for such harm.

XV.    TERMS AND CONDITIONS OF SERVICE
1.                  The properly authorized agents of each Party shall have access at all reasonable times to the other’s premises for the purpose of installing, inspecting, repairing, or removing such Party’s property located on the other Party’s premises. If it becomes necessary for a Party’s agents or employees to enter upon the premises or property of the other in order to install,

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inspect, maintain, or remove such Party’s facilities, such Party agrees to provide and use reasonable precautions, safeguards, and protection against accidents or damages to persons or property during the progress of such work, and to indemnify and save harmless the other Party from any or all loss or damage and all claims or causes of action arising out of accidents, injuries, or damages caused by the negligence or willful misconduct on the part of said Party, its agents or employees, during the progress of such work except that nothing herein will require the Party to indemnify the other Party for the latter’s own negligence.
2.                  In the event the conditions of service or charges prescribed by this Contract are changed under authority of any public body having jurisdiction hereof, such changes shall apply to service hereunder beginning with the effective date established by such public body.
3.                  No agent of either Customer or Company has the power to amend, modify, or alter this Contract or waive any of its conditions, or to bind Company or Customer by making any promise or representation not contained herein.
4.                  The pricing included in this Contract is based on Company’s continued use of coal as the primary fuel for steam production consistent with historical operating practice. In the event that coal is not used as the primary fuel consistent with historical operating practice, Customer, at its option, shall have the right to terminate this Contract upon thirty (30) days written notice.
5.                  With the exception of Company’s notices regarding curtailment of Steam Delivered, (which curtailment notices shall be provided to Customer on a reasonable basis and on a schedule that is reasonable given the circumstances) pursuant to the provisions of this Contract, all notices delivered pursuant to this Contract shall be in writing and shall be delivered

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by personal in-hand delivery, or sent by registered or certified U.S. mail, postage prepaid, or sent by recognized national overnight delivery service, addressed to the other party as follows:
If to Customer:

Southwest Iowa Renewable Energy, LLC 2101 S. 42nd Ave. Council Bluffs, IA 51502 Attn: General Manager Fax: (712) 366-0394 With a copy to:
David E. Gardels, Esq. Blackwell Sanders Peper Martin LLP 1620 Dodge Street, Suite 2100 Omaha, NE 68102 Facsimile: (402) 964-5050

To Company:    MidAmerican Energy Company
    Council Bluffs Energy Center
Attn: General Manager
7215 Navajo St.
    Council Bluffs, Iowa 51501
    (712) 366-5315
    (712) 366-5314 Facsimile

Such notices shall be deemed to have been given when delivered in the case of delivery in-hand, five (5) days after mailing in the case of registered or certified mailing, and one day following mailing in the case of delivery by overnight delivery service. Either Party may modify its address for notices by notice to the other Party.
All work performed by Customer on Company’s property shall be completed in accordance with the Company’s reasonable terms and conditions, and such work will be performed in a manner and to a condition that is consistent with prudent utility practices. For such work, Customer must maintain insurance in the manner and as described in Exhibit E. In addition, Customer also agrees, during the term of this Contract and any extensions thereof, to maintain such insurance as is prescribed in the insurance provisions found in Exhibit E, and in the manner prescribed therein, to cover all such liabilities as are addressed by the said insurance provisions of Exhibit E and that are due to or arise out of Customer’s, and those for whom Customer is responsible, activities.

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XVI.    ASSIGNMENT
1.                  The benefits and obligations of this Contract shall inure to and are binding upon the Parties hereto and their respective successors and permitted assigns, provided that no assignment hereof shall be made by either Party without first obtaining the written consent of the other, which consent shall not be unreasonably withheld or delayed.
2.                  Notwithstanding the foregoing, either Party may, without the consent from the other Party, transfer or assign this Contract to any person or entity succeeding to all or substantially all of the assets of such Party; and Company may, without the consent of Customer, transfer or assign this Contract to any person or entity succeeding to all or substantially all of the assets of Council Bluffs Energy Center Unit 3. The assigning Party shall give written notice to the other Party of the effective date of the assignment or transfer. To the extent consistent with standard industry practices utilized for the financing of projects like Customer’s project, Company agrees that Customer may collaterally assign this Contract to Customer's lender provided such lender agrees to assume all of Customer’s obligations due to or arising out of, or under, the Contract, and provided further that any assumption of this contract is to occur as a result of the exercise by the lender of its remedies under its agreement(s) with Customer. In such case, both Parties agree to execute such reasonable consents, acknowledgements, or other documents reflecting such assignment as are reasonably required by the Customer or its lender at the time of the assumption.
3.                  Company shall provide notice to Customer of its intent to transfer this Contract without the consent of Customer, if such transfer is to be effected pursuant to the preceding Article XVI, Section 2 of this Contract. In the event Company notifies Customer of its intent to so transfer this Contract, Customer may, within one hundred eighty (180) days after receiving

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such notification, elect to terminate this Contract by providing notice of its intent to terminate this Contract within one hundred eighty (180) days of the date of receipt of Company’s notice to Customer. Customer shall establish the effective date of termination and shall have no payment obligations other than for service received through said date of termination. The effective date of termination shall be no later than two (2) years from the date of Customer’s notice to Company of its intent to terminate.

XVII.     MISCELLANEOUS
1.    Confidentiality. Neither Party shall disclose the terms of this Contract to any third party (other than such Party’s officers, directors, employees, lenders, counsel, accountants consultants or other advisors) except in order to comply with any applicable law, order, discovery request, regulatory or exchange rule. Each Party shall notify the other Party of any proceeding of which it is aware that may result in disclosure and shall use reasonable efforts to prevent or limit such disclosure.
2.    Entire Agreement. This Contract and the Exhibits hereto constitute the entire agreement between the Parties relating to the subject matter hereof and supersedes any other agreements, written or oral, between the Parties concerning such subject matter.
3.    No Waiver. No waiver by either Party of any default by the other under this Contract shall operate as a waiver of any future default, whether of a like or different character or nature. Either Party’s payment of money, waiver of any breach, or failure to enforce any of the terms, covenants, conditions or other provisions of this Contract at any time shall not in any way affect, limit, modify or waive that Party’s right thereafter to enforce or compel strict compliance

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with every term, covenant, condition or other provision hereof, any course of dealing or custom of the trade notwithstanding.
4.    Amendments. No amendment of the terms and provisions of this Contract shall be or become effective except by written amendment executed by the Parties.
5.    Severability. Should any provision of this Contract for any reason be declared invalid or unenforceable by final and applicable order of any court or regulatory body having jurisdiction, such decision shall not affect the validity of the remaining portions, and the remaining portions shall remain in effect as if this Contract had been executed without the invalid portion. In the event any provision of this Contract is declared invalid, the Parties shall promptly renegotiate, in good faith, to restore this Contract as near as possible to its original intent and effect.
6.    Survival. The provisions of this Contract shall survive the termination of this Contract for so long as is necessary to complete all business transactions, payment obligations or indemnification obligations outstanding between the Parties and related to this Contract. Confidentiality provisions shall survive the termination of this Contract for a period of one (1) year after the date of termination.
7.    Governing Law. This Contract shall be governed by the laws of the state of Iowa.

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    IN WITNESS WHEREOF, the Company and the Customer have executed this Contract in duplicate the day and year first above written.
                    MIDAMERICAN ENERGY COMPANY

By: /s/ Todd M. Raba

Name: Todd M. Raba

Title: President

                    SOUTHWEST IOWA RENEWABLE ENERGY LLC

                    By: /s/ Karol King

                    Name: Karol King

                    Title: Chairman

Exhibit A - DEFINITIONS

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An outage exists whenever a unit is not synchronized to the grid system and not in a Reserve Shutdown state. An outage starts when the unit is either desynchronized from the grid or when it moves from one unit state to another (for example, goes from a Reserve Shutdown to a Maintenance Outage.) The outage ends when the unit is synchronized to the grid or moves to another unit state. The outage definitions for this Contract are the following:

RS - Reserve Shutdown
An event that exists whenever a unit is available for load but is not synchronized due to lack of demand. This type of event is sometimes referred to as an economy outage or economy shutdown. If a unit is shut down due to any equipment-related problems, whether or not the unit was needed by the system, it is categorized as an Unplanned (Forced) Outage, Maintenance Outage, or Planned Outage, not a Reserve Shutdown. A Reserve Shutdown is not considered an outage state and does not, in itself, permit the interruption of steam service under Article I, Section 2.

PO - Planned Outage
An outage that is scheduled well in advance and is of a predetermined duration, lasts for several weeks, and occurs only once or twice a year. Turbine and boiler overhauls or inspections and testing are typical Planned Outages.

MO - Maintenance Outage
An outage that can be deferred beyond the end of the next weekend, but requires that the unit be removed from service, another outage state, or Reserve Shutdown state before the next Planned Outage (PO). Characteristically, a MO can occur anytime during the year, has a flexible start date, may or may not have a predetermined duration, and is usually much shorter than a PO.

U1 -     Unplanned (Forced) Outage – Immediate
An outage that requires immediate removal of a unit from service, another outage state, or a Reserve Shutdown state. This type of outage usually results from immediate mechanical/electrical/hydraulic control systems trips and operator-initiated trips in response to unit alarms.

U2 -     Unplanned (Forced) Outage – Delayed
An outage that does not required immediate removal of a unit from the in-service state but requires removal within six hours. This type of outage can only occur while the unit is in service.

U3 -     Unplanned (Forced) Outage – Postponed
An outage that can be postponed beyond six hours but requires that a unit be removed from the in-service state before the end of the next weekend. This type of outage can only occur while the unit is in service.

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EXHIBIT B

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[*]
THE ENTIRETY OF THIS EXHIBIT B HAS BEEN omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Exhibit C - Interfacing Piping Cleanliness

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Customer shall be responsible for cleaning all piping systems interfacing with Company. This shall include furnishing all supervisory services, labor, temporary piping and specialties, special equipment, and consumables required for cleaning and waste disposal. Waste disposal shall be in compliance with Company’s environmental policies for activities conducted on Company’s property. Customer may dispose of condensate used during pipe cleanliness flushing in Company’s ash pits at Customer’s expense and in a manner which is approved by both Parties.

These systems shall have all sand, rust, mill scale, greases, oils, dirt and other foreign materials removed prior to being placed in service. All modifications and repairs involving cutting, grinding, and welding shall be completed prior to final cleaning of the respective system, including the final interface between Customer and Company. Customer shall design sufficient connections in the piping systems to facilitate final cleaning so that additional cutting, grinding, or welding will not be necessary to restore the systems to normal operating configuration. Customer shall submit detailed cleaning procedures for those systems interfacing with Company, for Company review and approval, at an appropriate time prior to cleaning activities. Final cleanliness shall be demonstrated by Customer and approved by Company before the systems will be allowed to be placed in service.

For steam systems, piping should undergo either a steam blow process or chemical clean process to remove sand, rust, mill scale, greases, oils, dirt and other foreign materials. If steam blow method is used it should be designed with a Cleaning Force Ratio (CFR) corresponding to cleaning forces in excess of the forces experienced during maximum operating conditions. This will ensure that objects not removed during the steam blow can be expected to remain in the system during normal operating conditions. System cleanliness should be demonstrated by targeting steam on a polished impingement plate.

For condensate systems, to ensure that condensate quality is not compromised by debris and materials typically found in newly erected systems, the piping should be flushed and chemically cleaned in accordance with the following steps:
• Cold water flushing to remove loose and readily soluble matter.
• Preboiling with an alkaline solution to remove dirt, preservatives, oily matter, and grease.
• Chelant cleaning to remove mill scale and iron oxides.
• Rinsing with demineralized water to thoroughly remove chemical residue.
• Wet layup, as required, to protect the systems until initial operation.
• Neutralization of all chemical cleaning wastes for final disposal.

In lieu of chemical cleaning, this pipe could be blast cleaned in the shop, blast cleaned on site, hydro-blasted on site, pigged, or a combination of all. Chemical cleaning is typically performed in a plant, however given the distance of this pipeline there may be a more optimal method. Ultimately the goal will be to have Customer ensure all sand, rust, mill scale, greases, oils, dirt and other foreign materials have been removed. The best way we can ensure this is to have review/approval of the cleaning procedure and witness/approval of the final cleanliness step.
EXHIBIT D: SAMPLE MONTHLY BILL

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[*]
THE ENTIRETY OF THIS EXHIBIT D HAS BEEN omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.
EXHIBIT E - CUSTOMER INSURANCE REQUIREMENTS

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1.1    CUSTOMERS INSURANCE

1.1.1 Prior to the commencement of on-site construction on Company’s premises, and at all times during the term of the Contract, including extensions, the Customer shall purchase, at its own expense, and maintain with insurance companies in good standing and acceptable to the Company, such insurance as will protect the Customer from liability and claims for injuries and damages which may arise out of or result from the Customer’s operations under the Contract and for which the Customer may be legally liable, whether such operations are by the Customer or by a Customer contractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

1.1.2 The Company intends that this Contract shall also be one of indemnity, and that such indemnification shall be covered by insurance. For the further protection of the Customer and the Company, but without restricting or waiving any obligations of the Customer herein contained, the Customer shall insure the risks associated with this Contract with minimum coverages and limits as set forth below:

A. Workers’ Compensation Insurance and Occupational Disease Insurance in accordance with statutory requirements of the state and/or Federal Regulations (FELA, USL&H, Jones Act) and Employers’ Liability Insurance with limits of not less than:

Bodily Injury by Accident    $500,000    Each Accident
Bodily Injury by Disease    $500,000    Policy Limit
Bodily Injury by Disease    $500,000    Each Employee

covering location of all work places involved in this Contract.

    B. The most recently approved ISO Commercial General Liability Insurance policy, or its equivalent, written on an Occurrence Basis, with limits not less than $1,000,000 per occurrence/ $2,000,000 general aggregate (on a per location and/or per job basis) Bodily Injury and Property Damage, including the following coverages.

a. Premises and Operations Coverage
b. Independent Customer’s Coverage
c. Contractual Liability
d. Products and Completed Operations Coverage
e. Coverage for explosion, collapse, and underground property damage
f. Broad Form Property Damage Liability
g. Personal Injury Liability, with the contractual exclusion removed

    C. The most recently approved ISO Business Automobile Liability Insurance policy, or its equivalent, covering owned, hired and non-owned vehicles with limits not less than $1,000,000 each accident Bodily Injury and Property Damage combined.

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    D. Umbrella Liability Insurance with a minimum limit of $4,000,000 each occurrence/ aggregate where applicable to be excess of the coverages and limits required in A (employer’s liability only), B and C above. Customer shall notify Company, if at any time their full umbrella limit is not available during the term of this Contract, and will purchase additional limits, if requested by Company.

1.1.3    The Customer shall, within fifteen (15) days of execution of this Contract, deliver to the Company certificates of insurance evidencing valid coverage in effect as specified by this Exhibit E. All Workers’ Compensation, Commercial General Liability and Umbrella Liability policies shall contain provisions that the insurance companies will have no right of recovery or subrogation against the Company, its parent, divisions, affiliates, subsidiary companies, co-lessees, or co-venturers, agents, directors, officers, employees, servants, and insurers, it being the intention of the parties that the insurance as effected shall protect all parties. The Commercial General Liability policy waiver of subrogation endorsement shall be ISO Form CG 24 04 or its equivalent. All required insurance policies shall provide that the policy is primary and will not contribute with any policy carried by Company.

1.1.4    MidAmerican Energy Company, its parent, divisions, affiliates, subsidiary companies, co-lessees, or co-venturers, agents, directors, officers, employees, and servants shall be named as an additional insured in each of Customer’s insurance policies, except statutory Workers’ Compensation. The Commercial General Liability additional insured endorsement shall be ISO Form CG 20 10 or its equivalent.

1.1.5    Any and all deductibles in the above-described insurance policies or inadequacy of limits shall be assumed by, for the account of and at Customer’s sole risk.

1.1.6    No cancellation or material reductions of coverage in the policies shall become effective except on thirty (30) days’ written notice thereof to MidAmerican Energy Company’s plant manager at Council Bluffs Energy Center. For those insurance coverages whereby Company is required to be named as an additional insured, the Customer shall at any time requested by the Company prior to or during the term of the Work or this Contract, deliver to the Company certified copies of any and all insurance policies so requested. Further, should a loss arise during the term of this Contract that may give rise to a claim against the Customer, and/or the Company as additional insured, the Customer shall deliver to the Company, or shall cause its insurers or agents to deliver, certified copies of the policies maintained during the term of the Contract, including extensions, if so requested by the Company.

1.1.7    Should the Customer or its contractor(s) fail to provide or maintain any of the insurance coverages referred to in this Exhibit E, the Company shall have the right, but no obligation, to provide or maintain such coverage, or coverage affording equivalent protection, at the Customer's expense, either by direct charge or set-off.

1.1.8    Company does not represent that the insurance coverages specified herein, whether in scope of coverage or amounts of coverage, are adequate to protect the obligations of the Customer, and the Customer shall be solely responsible for any deficiencies thereof.

1.2    CUSTOMER’S CONTRACTOR’S INSURANCE

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1.2.1    Should the Company permit the Customer to allow its contractor(s) on Company property to perform work related to Customer’s obligations under the Contract, the Customer shall, before permitting its contractor(s) to perform any work at the site, require each to carry insurance with terms and limits similar to that specified in Section 11.1.2, or provide evidence that such contractor(s) are covered as Named Insureds under the Customer’s insurance coverages as required in Section 11.1.2. Prior to the commencement of work by any contractor(s), the Customer shall provide to the Company Certificates of Insurance evidencing that each contractor carries insurance as required by Section 11.1.2, or evidencing that such contractor(s) are named insureds under the Customer's insurance coverages. As with the Customer's insurance coverage, the Company, its parent, divisions, affiliates, subsidiary companies, co-lessees, or co-venturers, agents, directors, officers, employees and servants shall be named as an additional insured on any contractor(s) insurance required by this section.

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Amendment to Steam Service Contract Between
Southwest Iowa Renewable Energy, LLC
and
MidAmerican Energy Company

    MidAmerican Energy Company, an Iowa corporation, (“Company”) and Southwest Iowa Renewable Energy, LLC, an Iowa limited liability corporation, (“Customer”) hereby agree to amend their Steam Service Contract (“Contract”), dated January 22, 2007, concerning Company’s supply of steam to Customer’s ethanol production facility located in Council Bluffs, Iowa. Company and Customer are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.” For good and valuable consideration, the adequacy of which is hereby acknowledged by both Parties, the Parties agree to amend the Contract as follows:

1. Article I, Section 2 of the said Contract shall be amended as shown below, with the underlined text to be added to Article I, Section 2, and the text that is not underlined simply reflecting existing text that is to remain as it was originally written in the Contract. No text is being deleted from the original text of the Contract.

2.    The steam service provided will be non-interruptible except for interruptions due to: force majeure (as described in Article XIV); Planned Outages, Forced Outages (Immediate, Delayed, or Postponed), Maintenance Outages (all are defined in Exhibit A); regulatory/legal (state, local or federal) or reliability council (e.g., GADS Data Reporting Instructions, Mid-Continent Area Power Pool (“MAPP”), North American Electric Reliability Corporation (“NERC”), etc.) requirements; Reliability Interruptions (defined as interruptions required by MAPP, a Regional Transmission Organization (“RTO”) or Independent System Operator (“ISO”), their successors or similar organizations, during periods of peak load conditions to maintain adequate reserves to meet planning reserve requirements, contingency reserve requirements, or resource adequacy requirements, or interruptions required for deployment of contingency reserves or to respond to reserve sharing events, other system emergencies, or as otherwise required by MAPP, an RTO or ISO; or Economic Interruptions (defined as occasions when Walter Scott Energy Center—formerly the Council Bluffs Energy Center—Unit 3 is economically dispatched by a RTO or ISO at a level high enough to require curtailment—which may include a complete cut-off—of steam production for Customer).

Economic Interruptions

In the event of an Economic Interruption, the Company will credit the Customer on their next monthly bill for steam service, based on the following formula:

[*]

Each morning, by 8:30 A.M., during the term of this Contract, Customer shall provide Company with Customer’s [*] for the following day by sending such information to
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Error! Unknown document property name.

Company by electronic mail to ShortTermTrading@MidAmerican.com or by contacting the Company’s trading desk at (515)252-6575, which email and phone number may be changed through use of the notification provisions of the Contract. Each evening, by 8:00 P.M., during the term of this Contract, Company will, to the extent it knows of same, inform Customer of the time and duration of any Economic Interruption expected the following day.

Reliability Interruptions

In the event of a Reliability Interruption, the Customer will not receive any credit for the first sixty (60) hours of Reliability Interruptions during any calendar year of the contract Term. In the event total Reliability Interruptions exceed 60 hours during a given calendar year, the Company will credit the Customer on their next monthly bill for steam service, an amount as determined by the Economic Interruption credit calculation above, for the Reliability Interruption hours in excess of 60 hours.

When a Reliability Interruption is anticipated, the Company will make a good faith effort, when circumstances reasonably permit it, to provide the Customer with advance notice of the interruption. At the time Company provides such notice, if any, of an upcoming interruption, Company will also make a good faith effort to inform Customer of the expected time the interruption period will end.

The Customer understands that in cases of Reliability Interruption circumstances may not permit the Company to provide advance notice of an interruption of steam service, and that the Company cannot commit to always provide such notice, or any advance notice. At the same time, the Company recognizes that the Customer benefits from advance notice if it can be reasonably provided; therefore, the Company will undertake good faith efforts to provide some advance notice when circumstances reasonably allow, with a goal of providing four-hours of advance notice when possible. At the time Company provides notice, if any, of a Reliability Interruption, the Company will provide in writing, by electronic mail to Customer’s General Manager (email address: midamnotification@sireethanol.com), a summary of the circumstances leading to the need for an interruption.

The steam service will also be interruptible if the Company experiences low on-site coal inventory, defined as less than 15 days’ reserve for the Council Bluffs Energy Center (“CBEC”) at 90% capacity factor and a target coal reserve of 45 days. The Company will calculate, consistent with prudent utility practice, the estimated on site coal inventory. If the Company’s target coal reserve changes, the threshold for low inventory will change by the same proportion. For example, if the Company chooses to target 30 days of coal reserve instead of 45 days, the threshold for interruptible service will become 10 days’ reserve. Company will provide Customer a weekly written notice if coal
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Error! Unknown document property name.

reserve is 30 days or below and a daily written notice if coal reserve is 20 days or below. Company shall employ reasonable efforts toward supplying steam pressure of 460 pounds per square inch gauge pressure and 1000 degrees Fahrenheit at Company’s 14” double block and bleed valve as set forth in Exhibit B, but will not always be able to achieve such pressure and temperature. For example, there will be situations where the Company’s electrical system demand is reduced and Company will only be generating to meet 70% of its maximum load. In that case, the steam pressure would in turn be reduced to approximately 70% of 460 pounds per square inch.

2. Article XIII, Section 1 of the said Contract shall be amended as shown below, with the underlined text to be added to Article XIII, Section 1, and the text that is not underlined simply reflecting existing text that is to remain as it was originally written in the Contract. No text is being deleted from the original text of the Contract.

    1.    Neither Customer nor Company shall be responsible for damages to the other Party, its directors, officers, employees, partners, co-venturers, agents, representatives, customers, suppliers, or any third party, for any failure to supply steam or return condensate, for interruptions of steam supply or return condensate, or for any alleged shortfalls in the quality of the steam supply or return condensate, unless such failure, interruption or shortfall is due to gross negligence or willful misconduct. Nothing in the foregoing sentence shall be construed to impact Parties’ rights as set forth in Articles V, VI and VII hereof, and related Contract provisions. For purposes of this Contract, “willful misconduct” shall be defined as follows: an intentional act aimed at achieving a wrongful purpose knowingly without legal or factual justification and in disregard of the obvious harm such act will impose. The Parties agree that it shall be considered “willful misconduct” for:

    (a) With the exceptions of interruptions as permitted in Article I, Section 2 of this Contract, Company to interrupt (on a short- or long-term basis) the steam supply to Customer solely on the basis of Company’s preferring to sell its energy in another, more or equally profitable transaction;

    (b) With the exceptions of interruptions as permitted in Article I, Section 2 of this Contract, Company to refuse to provide steam service to Customer, unless consistent with the provisions of this Contract, when the primary steam source is operating at more than 600 MW of generating capacity, as measured by Company’s standard procedures; (In the event of a dispute concerning whether the primary steam source was operating at more than 600 MW at the time of an interruption Customer reasonably deems to be the result of willful misconduct, Company will provide Customer access to its records pertaining to the plant’s capacity level at the time in question, provided Customer agrees to execute a reasonable confidentiality agreement pertaining to said records); or

    (c) either Party to commit an act that satisfies the definition above.

Error! Unknown document property name.

    In the event of willful misconduct of the type addressed in “a,” “b” or “c” above, each Party recognizes that the other Party may request, and is not precluded by this Contract from requesting, an injunction to bring an end to the willful misconduct and that Party may also file a claim for direct damages as specified in this Contract.

3. The first sentence of Article III of the said Contract shall be amended as shown below, with the underlined text to be added to Article III, and the text that is lined-through to be deleted. Text that is not underlined or lined-through shall remain as it was originally written in the Contract.

The Net Energy Rate charged to Customer shall be fixed for the first three years, then adjusted each year starting on the 3rd anniversary date of the First Grind, but shall be adjusted no later than February 1, 2012. ~~January 1, 2012.~~

4. All other provisions of the Contract shall remain unchanged.

    The foregoing change to the Contract is agreed to by the Parties and shall be effective on the 3rd day of October, 2008.

MidAmerican Energy Company        Southwest Iowa Renewable Energy, LLC

By: /s/    William Fehrman            By: /s/ Mark Drake

Title: President                Title: President and CEO

Error! Unknown document property name.

Second Amendment to Steam Service Contract Between
Southwest Iowa Renewable Energy, LLC
and
MidAmerican Energy Company

    MidAmerican Energy Company, an Iowa corporation, (“Company”) and Southwest Iowa Renewable Energy, LLC, an Iowa limited liability corporation, (“Customer”) hereby agree to this second amendment to their Steam Service Contract, as amended, (“Contract”) dated January 22, 2007, concerning Company’s supply of steam to Customer’s ethanol production facility located in Council Bluffs, Iowa. Company and Customer are sometimes hereinafter collectively referred to as the “Parties.” For good and valuable consideration, the adequacy of which is hereby acknowledged by both Parties, the Parties agree to amend the Contract as follows:

1. Notwithstanding any other provision of the Contract to the contrary, the Parties hereby agree that the Net Steam Rate, under the Contract, shall be $[*] per million Btu for the period of time from January 1, 2009 until such time as the noncondensing steam turbine-generator system to be provided by SIRE as described in Article VIII, Section 2c is in service, commissioned per prudent utility practice, fully operational, and ownership transferred to the Company. At such time as the said noncondensing steam turbine-generator system is in service, commissioned per prudent utility practice, fully operational, and ownership transferred to the Company, the said Net Steam Rate shall be the $[*] per million Btu rate that is prescribed in the Contract for the first three years of the Contract term, and the Net Steam Rate shall be adjusted thereafter (beginning no later than February 1, 2012) as provided for in the Contract.

2. All other provisions of the Contract shall remain unchanged.

    The foregoing change to the Contract is agreed to by the Parties and shall be effective on the 1st day of January, 2009.

MidAmerican Energy Company        Southwest Iowa Renewable Energy, LLC

By: /s/    William Fehrman            By: /s/ Mark Drake

Title: President                Title: President and CEO_____________
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Third Amendment to Steam Service Contract Between
Southwest Iowa Renewable Energy, LLC
and
MidAmerican Energy Company

    MidAmerican Energy Company, an Iowa corporation, (“Company”) and Southwest Iowa Renewable Energy, LLC, an Iowa limited liability corporation, (“Customer”) hereby agree to this third amendment to their Steam Service Contract, dated January 22, 2007, as previously amended on October 3, 2008 by the Amendment to Steam Service Contract and on January 1, 2009 by the Second Amendment to Steam Service Contract (as so amended, the “Contract”), concerning Company’s supply of steam to Customer’s ethanol production facility located in Council Bluffs, Iowa. Company and Customer are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.” For good and valuable consideration, the adequacy of which is hereby acknowledged by both Parties, the Parties agree to amend the Contract as follows:

1. Article IX, Section 2 of the said Contract shall be amended as shown below, with the underlined text to be added to Article IX, Section 2, and the text that is not underlined simply reflecting existing text that is to remain as it was originally written in the Contract. No text is being deleted from the original text of the Contract.

2.    Prior to Customer’s First Grind, but in no case later than December 31, 2008, the Customer must provide a Letter of Credit to the Company in the amount of $[*] million.  If Company fails to receive payment under the Contract in the time period set forth for payment, Company may, upon five (5) days written notice, draw on the Letter of Credit to recover the full amount owing to Company plus any late payment charge due.  Company may also draw the full amount available for drawing under the Letter of Credit if, at any time (i) Customer’s requirement to provide a Letter of Credit is continuing, (ii) twenty (20) or fewer days remain until such Letter of Credit is set to expire, and (iii) Customer has not provided a replacement Letter of Credit or other financial security reasonably acceptable to Company.  Customer shall provide Company written notice of the failure to provide a replacement Letter of Credit or other financial security reasonably acceptable to Company on or before the 20th day prior to expiration of an outstanding Letter of Credit. Customer shall, at its own expense, restore the amount available for drawing under the Letter of Credit to $[*] million within five (5) business days following any such drawing under the Letter of Credit by Company. To the extent Customer has knowledge of same, it will notify Company of any action either (i) alleging insolvency or bankruptcy, or (ii) alleging any violations of regulatory requirements which could result in suspension or revocation of the charter or license to do business, of the U.S. commercial bank or thrift institution that has issued an outstanding letter of credit required by the Contract. Provided, however, Customer shall have no such obligation to notify Company if it would result in Customer’s violation of any laws or regulation.
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

2. All other provisions of the Contract shall remain unchanged.

    The foregoing change to the Contract is agreed to by the Parties and shall be effective on the 1st day of January, 2009.

MidAmerican Energy Company        Southwest Iowa Renewable Energy, LLC

By: /s/    William Fehrman            By: /s/ Mark Drake

Title: President & CEO            Title: President & CEO

Fourth Amendment to Steam Service Contract
Between
Southwest Iowa Renewable Energy, LLC
and
MidAmerican Energy Company
MidAmerican Energy Company (“Company”), an Iowa corporation, and Southwest Iowa Renewable Energy, LLC (“Customer”), an Iowa limited liability corporation, hereby agree to this fourth amendment to their Steam Service Contract, dated January 22, 2007, which Steam Service Contract was previously amended on October 3, 2008 by the Amendment to Steam Service Contract, on January 1, 2009 by the Second Amendment to Steam Service Contract (“Second Amendment”), and on January 1, 2009 by the Third Amendment to Steam Service Contract (as so amended, the “Contract”). Company and Customer are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.” For good and valuable consideration, the adequacy of which is hereby acknowledged by both Parties, the Parties agree to amend the Contract as follows:
1.The content of the Second Amendment (which used the term “Net Steam Rate” rather than “Net Energy Rate” though both mean the same thing) shall be deleted and superseded by the following. Article II of the said Contract shall be amended as shown below, with the underlined text to be added to, and the lined-through text to be deleted from, Article II, and the text that is not underlined simply reflecting existing text that is to remain as it is currently written in the Contract.
Each month, Customer shall pay to Company, in accordance with the payment terms and other provisions set forth herein, a Net Energy Rate which is (i) $[*] per million Btu (net), as hereinafter defined (See Article III, below), for all steam service provided under this Contract during the period beginning January 1, 2009 through and including November 30, 2009; (ii) $[*] per million Btu (net), as hereinafter defined (See Article III, below), for all steam service provided under this Contract during the period of time beginning December 1, 2009 through and including January 31, 2012. After January 31, 2012, the Net Energy Rate shall be adjusted in accordance with Article III. In addition, if after January 31, 2012, the Customer increases its use of steam by [*] ([*]) percent or more than Customer is using as of December 1, 2009, or the Customer reduces the amount of steam bypassing the steam turbine by [*] ([*]) percent or more, resulting in the consistent generation of [*] ([*]) percent or more electricity for Company than is being generated as of December 1, 2009, the parties will negotiate, in good faith, an adjustment to the Net Energy Rate that is proportionate to the increase and/or reduction referenced above. The Customer’s Energy Charge will be the product of Net Energy Rate and Net Energy Delivered, as illustrated in Exhibit D, (unless such amounts are adjusted pursuant to the terms of this Contract). In addition to the Energy Charge, Customer shall also pay a monthly demand charge of $[*]. Nothing in this Article II shall be interpreted to mean that Customer is entitled to more steam than allowed by the 475,000 pounds per hour limit established in Article I.
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Error! Unknown document property name.    - 1 -

In case Company shall at any time during any month be prevented from furnishing Customer steam due to causes enumerated in Article I, Section 2, the Demand Charge to be paid by Customer shall be reduced by an amount proportionate to the amount of days in which such failure occurs relative to the total number of days in such month.
The Parties hereby acknowledge and agree that Customer has, as of December 1, 2009, placed into service the non-condensing steam turbine-generator system that was to be provided by Customer, that the non-condensing steam turbine-generator system has been commissioned per prudent utility practice, and ownership has been transferred to Company, however the said non-condensing steam turbine-generator is not fully operational as contemplated by Article VIII, Section 2(c) of the Contract and it is not producing sufficient steam to yield the kind of electric energy production that was contemplated. Nothing in this Amendment No. 4 shall be interpreted as a waiver by MidAmerican of any potential claim(s) it may have as a result of such failure.
2.Article III, the first paragraph shall be amended as shown below, with the underlined text to be added to, and the lined-through text to be deleted from, Article III, and the text that is not underlined simply reflecting existing text that is to remain as it is currently written in the Contract. Likewise, text from Article III that does not appear below shall not be changed.
The Net Energy Rate charged to Customer shall be as set forth in Article II, above, for the periods cited therein, and  ~~fixed for the first three years,~~ then adjusted each year as provided herein starting on February 1, 2012, but in succeeding years the annual adjustment shall be made effective as of January 1st of each such year. ~~the 3rd anniversary date of the First Grind, but shall be adjusted no later than January 1, 2012~~. “First Grind” is defined as the date on which Customer’s ethanol facility, after initial testing and start up, commences its first continuous grind of corn for ethanol production for a five (5) consecutive day period. After January 31, 2012, ~~the first three years of steam service,~~ the Net Energy Rate charged to Customer shall be adjusted, ~~calculated~~ on an annual basis (effective on January 1 of each such year except 2012 when the effective date shall be February 1, 2012), as follows: the then current Net Energy Rate, per Article II and this Article III,~~[*]~~(net) multiplied times an Escalation Factor as set forth below. The Escalation Factor shall be calculated by averaging the change in the Coal Index from the base year ([*]) with the change in the Electric Index from the base year ([*]). The Electric Index is defined as the average of (a) the annual average of the [*] and (b) the annual average of the [*]. The Coal Index is defined as the delivered coal cost at [*] as reported on FERC Form 423, if available. In the event Form 423 is no longer prescribed by FERC, changes are made to the Form 423 that materially affect the economics of this Contract to either Party, or in the event [*] indices are not available, then the parties shall endeavor, in good faith negotiations, to replace the Net Energy Rate adjustment process described above with an alternative process, the economic effect of which shall be substantially the same as that of the process in effect immediately prior to its discontinuance or the material change. The formula for calculating the Net Energy Rate is shown below:
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Error! Unknown document property name.    - 2 -

Net Energy Rate = Current rate (as established pursuant to Article II and this Article III at any given point in time) ~~[*]~~ per million Btu (net) x Escalation Factor

3. Article IX, Section 2 of the Contract shall be amended as shown below, with the underlined text to be added to, and the lined-through text is to be deleted from, Article IX, Section 2, and the text that is not underlined simply reflecting existing text that is to remain as it is currently written in the Contract.
2.    Prior to Customer’s First Grind, but in no case later than December 31, 2008, the Customer must provide a Letter of Credit to the Company in an amount equal to the greater of (i) $[*] million, or (ii) the value of [*] days worth of Customer steam usage, as measured by the average of the Customer’s steam usage over the prior six (6) months.  If Company fails to receive payment under the Contract in the time period set forth for payment, Company may, upon five (5) days written notice, draw on the Letter of Credit to recover the full amount owing to Company plus any late payment charge due.  Company may also draw the full amount available for drawing under the Letter of Credit if, at any time (i) Customer’s requirement to provide a Letter of Credit is continuing, (ii) twenty (20) or fewer days remain until such Letter of Credit is set to expire, and (iii) Customer has not provided a replacement Letter of Credit or other financial security reasonably acceptable to Company.  Customer shall provide Company written notice of the failure to provide a replacement Letter of Credit or other financial security reasonably acceptable to Company on or before the 20th day prior to expiration of an outstanding Letter of Credit. Customer shall, at its own expense, restore the amount available for drawing under the Letter of Credit to $[*] million within five (5) business days following any such drawing under the Letter of Credit by Company. To the extent Customer has knowledge of same, it will notify Company of any action either (i) alleging insolvency or bankruptcy, or (ii) alleging any violations of regulatory requirements which could result in suspension or revocation of the charter or license to do business, of the U.S. commercial bank or thrift institution that has issued an outstanding letter of credit required by the Contract. Provided, however, Customer shall have no such obligation to notify Company if it would result in Customer’s violation of any laws or regulation.
4.All other provisions of the Contract shall remain unchanged.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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The foregoing Fourth Amendment to Steam Service Contract is agreed to by the Parties and shall be effective as of the date first stated above.

MidAmerican Energy Company            Southwest Iowa Renewable Energy, LLC

By: /s/_Dave Ulozas                By: /s/ Brian T. Cahill

Title: General Manager                Title: CEO

Error! Unknown document property name.    - 4 -

Fifth Amendment to Steam Service Contract
between
Southwest Iowa Renewable Energy, LLC
and
MidAmerican Energy Company
MidAmerican Energy Company (“Company”), an Iowa corporation, and Southwest Iowa Renewable Energy, LLC (“Customer”), an Iowa limited liability corporation, hereby agree to this fifth amendment to their Steam Service Contract, dated January 22, 2007, which Steam Service Contract was previously amended on four prior occasions (as so amended, the “Contract”). Company and Customer are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.” For good and valuable consideration, the adequacy of which is hereby acknowledged by both Parties, the Parties agree to amend the Contract as follows:
1.Article II of the said Contract (as reflected in the “Fourth Amendment to Steam Service Contract...”) shall be amended as shown below, with the underlined text to be added to, and the linedthrough text to be deleted from, Article II, and the text that is not underlined simply reflecting existing text that is to remain as it is currently written in the Contract.
PreJanuary 1, 2013. Each month, Customer shall pay to Company, in accordance with the payment terms and other provisions set forth herein, a Net Energy Rate which is (i) $[*] per million Btu (net), as hereinafter defined (See Article III below), for all steam service provided under this Contract during the period beginning January 1, 2009 through and including November 30, 2009; (ii) $[*]per million Btu (net), as hereinafter defined (See Article III, below), for all steam service provided under this Contract during the period of time beginning December 1, 2009 through and including January 31, 2012. After January 31, 2012, through December 31, 2012, the Net Energy Rate shall be adjusted in accordance with Article III. In addition, if between ~~after~~ January 31, 2012 and December 31, 2012, the Customer increases its use of steam by [*] percent or more than Customer is using as of December 1, 2009, or the Customer reduces the amount of steam bypassing the steam turbine by [*] percent or more, resulting in the consistent generation of [*]percent or more electricity for Company than is being generated as of December 1, 2009, the parties will negotiate, in good faith, an adjustment to the Net Energy Rate that is proportionate to the increase and/or reduction referenced above. The Customer’s Energy Charge will be the product of Net Energy Rate and Net Energy Delivered, as illustrated in Exhibit D, (unless such amounts are adjusted pursuant to the terms of this Contract). In addition to the Energy Charge, Customer shall also pay a monthly demand charge of $[*]. Nothing in this Article II shall be interpreted to mean that Customer is entitled to more steam than allowed by the 475,000 pounds per hour limit established in Article I.
    January 1, 2013 and Thereafter. Notwithstanding the foregoing paragraph and in lieu of the January 1, 2013, and thereafter, pricing that would otherwise be established pursuant to Article III hereof, the Parties hereby agree that beginning January 1, 2013, the Customer shall pay to Company, in accordance with the terms and other provisions set forth herein, a Net Energy Rate which is equal to $[*] per million Btu (net). Beginning on April 1, 2013, and for each successive calendar quarter thereafter, commencing with the first day of each such calendar quarter, Customer shall pay to Company, in accordance with the payment terms and other provisions set forth herein, a
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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Net Energy Rate which is equal to the Net Energy Rate for the prior calendar quarter multiplied by a [*]Factor calculated as the quotient of (1) the average of the [*] Index published for each calendar month of the prior calendar quarter, divided by (2) the average of the [*] Index published for each calendar month of the calendar quarter preceding the prior calendar quarter. “[*] Index” is defined as the published price reported in the first publication for each calendar month of [*], in the table entitled “[*]” in the [*] index column. In the event that [*] fails to publish such index for any calendar month, Company shall in good faith determine a suitable replacement price for such calendar month taking into account published prices for a comparable location and/or prices from other leading publishers. However, in no case shall the said Net Energy Rate exceed the rate that would have been produced using the calculation prescribed by Article III hereof, nor shall the said Net Energy Rate fall below $[*] per million Btu (net). Stated differently, the Parties agree that the above methodology shall be utilized to establish the Net Energy Rate, except that it shall not exceed the rate that would have been produced using the calculation prescribed by Article III hereof, nor shall it fall lower than $[*] per million Btu (net). If the Net Energy Rate yielded by the above methodology would exceed the rate prescribed by Article III, then the Net Energy Rate used shall equal the rate prescribed by Article III for the pertinent quarter. If, on the other hand, the Net Energy Rate yielded by the above methodology would fall below $[*] per million Btu (net) then the Net Energy Rate used shall be $[*] per million Btu (net) for the pertinent quarter. The Customer’s Energy Charge will be the product of Net Energy Rate and Net Energy Delivered, as illustrated in Exhibit D, (unless such amounts are adjusted pursuant to the terms of this Contract). Customer agrees that, commencing on January 1, 2013, and continuing for the remainder of the term of this Contract, Customer shall take [*] percent of its steam requirements from Company up to the limit established in Article I hereof—i.e., 475,000 pounds per hour. The foregoing Customer commitment to take its full steam requirements from Company shall not obligate Customer to the extent, and for such period of time, that Company cannot supply [*] % of Customer’s requirements; nor shall it obligate Customer to the extent of the relatively small amount of steam Customer produces by reason of Customer’s need to keep a boiler on standby in case of an interruption in Company’s supply of steam.
In addition to the Energy Charge, Customer shall also pay a monthly demand charge of $[*]. Nothing in this Article II shall be interpreted to mean that Customer is entitled to more steam than allowed by the 475,000 pounds per hour limit established in Article I.
    In case Company shall at any time during any month be prevented from furnishing Customer steam due to causes enumerated in Article I, Section 2, the Demand Charge to be paid by Customer shall be reduced by an amount proportionate to the amount of days in which such failure occurs relative to the total number of days in such month.
The Parties hereby acknowledge and agree that Customer has, as of December 1, 2009, placed into service the noncondensing steam turbinegenerator system that was to be provided by Customer, that the noncondensing steam turbinegenerator system has been commissioned per prudent utility practice, and ownership has been transferred to Company, however the said noncondensing steam turbinegenerator is not fully operational as contemplated by Article VIII, Section 2(c) of the Contract and it is not producing sufficient steam to yield the kind of electric energy production that was
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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contemplated. Nothing in this Amendment No. 4 shall be interpreted as a waiver by MidAmerican of any potential claim(s) it may have as a result of such failure.
2.Article III of the said Contract (as reflected in the “Fourth Amendment to Steam Service Contract...”) shall be deleted in its entirety and replaced with the following.
III.    NET ENERGY RATE CAP PROVISIONS
The Net Energy Rate charged to Customer shall be as set forth in Article II except that, beginning on April 1, 2013, such Net Energy Rate shall not exceed $[*] per million Btu (net) (the “Initial Maximum Rate”) and, beginning on January 1, 2014, such Net Energy Rate shall not exceed the rate established by the following calculations (the “Current Maximum Rate”). Beginning January 1, 2014, the Current Maximum Rate shall be the product of the Initial Maximum Rate and the Escalation Factor as set forth below. For each successive calendar year, beginning January 1, 2015, the Current Maximum Rate shall be the product of the Current Maximum Rate applicable to the prior calendar year (“Prior Year Current Maximum Rate”) and the Escalation Factor as set forth below.
The Escalation Factor applicable to any particular calendar year shall be calculated as the sum of [*] plus the average of (a) the percentage change in the Coal Index during the prior calendar year as compared to the [*] prior to that calendar year, and (b) the percentage change in the Electric Index during the prior year as compared to the [*] prior to that prior year.
The Coal Index for any calendar year shall be the delivered coal cost for such calendar year at [*], as reported by Company to the U.S. Energy Information Administration (“USEIA’). In the event such information is no longer reported to the USEIA, then the Company shall in good faith determine a suitable replacement for such delivered cost of coal information.
The Electric Index for any calendar year shall be the average of (a) the average of [*], and (b) the average of [*]. In the event that the [*], and/or the [*], are not available, then the Company shall in good faith determine a suitable replacement for such pricing information.
3.Article XVII (“Miscellaneous”) of the said Contract shall be amended by the addition of a new Section 8 thereof, as shown below (the underlined text is to be added as the new Section 8):
8.    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

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1.All other provisions of the Contract shall remain unchanged.
The foregoing Fifth Amendment to Steam Service Contract is agreed to by the Parties and shall be effective as of the 1st day of January, 2013.

MidAmerican Energy Company By: /s/ illegible Title: President & CEO	Southwest Iowa Renewable Energy, LLC By: /s/ Brian T. Cahill Title: President & CEO

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Sixth Amendment to Steam Service Contract
Between
Southwest Iowa Renewable Energy, LLC
and
MidAmerican Energy Company
MidAmerican Energy Company (“Company”), an Iowa corporation, and Southwest Iowa Renewable Energy, LLC (“Customer”), an Iowa limited liability corporation, hereby agree to this Sixth Amendment to their Steam Service Contract, dated January 22, 2007, which Steam Service Contract was previously amended on five prior occasions (as so amended, the “Contract”). Company and Customer are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.” For good and valuable consideration, the adequacy of which is hereby acknowledged by both Parties, the Parties agree to amend the Contract as follows:
1. The first paragraph (as previously amended) of Article I, Section 2 of the said Contract shall be amended as shown below, with the underlined text to be added, text that is lined-through to be stricken, and the text that is not underlined or lined-through simply reflecting existing text that is to remain as it was originally written in the Contract.
The steam service provided will be non-interruptible except for interruptions due to: force majeure (as described in Article XIV); Planned Outages, Forced Outages (Immediate, Delayed, or Postponed), Maintenance Outages (all are defined in Exhibit A); fuel emergencies; regulatory/legal (state, local or federal) or reliability council (e.g., ~~GADS Data Reporting Instructions, Mid-Continent Area Power Pool ("MAPP"),~~ Midcontinent Independent System Operator (“MISO”), North American Electric Reliability Corporation ("NERC"), etc.) requirements; Reliability Interruptions (defined as interruptions required by MISO, ~~MAPP~~ a Regional Transmission Organization ("RTO") or Independent System Operator ("ISO"), their successors or similar organizations), during periods of peak load conditions to maintain adequate reserves to meet planning reserve requirements, contingency reserve requirements, or resource adequacy requirements, or interruptions required to alleviate capacity or energy emergencies, or interruptions required for deployment of contingency reserves or to respond to reserve sharing events, other system emergencies, or as otherwise required by MISO~~MAPP~~, an RTO or ISO; or Economic Interruptions (defined as occasions when Walter Scott Energy Center—formerly the Council Bluffs Energy Center—Unit 3 is economically dispatched by a RTO or ISO (i) at a level high enough to require curtailment, or (ii) at a level low enough that the steam quality is insufficient to meet steam quality requirements under the Contract, either of which situations, “i” or “ii,” may require, in Company’s discretion,~~—which may include~~ a complete cut-off~~—~~of steam production for Customer).
    2. Article XI (as previously amended) of the said Contract shall be amended as shown below, with the underlined text to be added, text that is lined-through to be
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stricken, and the text that is not underlined or lined-through simply reflecting existing text that is to remain as it was originally written in the Contract.
This Contract shall become effective upon execution and shall continue for a term of fifteen (15) ~~ten (10)~~ years from the date of Customer’s First Grind (but no later than fifteen (15) ~~ten~~ years from January 1, 2009, unless extended by agreement of the Parties, due to a Force Majeure event at the Customer’s facility served under this Contract), or unless earlier terminated in accordance with the terms of this Contract. Due to a Force Majeure event at the Customer’s facility served under this Contract of eleven (11) months, this Contract extends to November 30, 2024. The Parties may, but are not obligated to extend the term of this Contract.  If the Parties agree to extend the term of this Contract, the document they execute to accomplish the extension shall also state the period of the extension. The Parties agree that any such extension shall provide for a two (2) year period of notice to Customer prior to any termination of the extension period agreement, unless the Parties agree to an extension period that is shorter than two (2) years in which case the Parties shall agree upon an appropriate notification period.
Pursuant to the prior paragraph, and the extension of the Contract term from ten (10) years to fifteen (15) years and eleven (11) months, the Parties agree that Company will provide Customer a two (2) year notice prior to the end of the extension period if the Company has determined it will not further extend the Contract at the end of the extension period (“the “extension period” means the five (5) year and eleven (11) month period by which the term is being extended).
Company will provide Customer sufficient steam service prior to First Grind for Customer’s plant testing and start-up. Such steam service shall be provided to Customer at the Net Energy Rate established herein, and under the terms and conditions of this Contract.
    3. All other provisions of the Contract shall remain unchanged.
The foregoing Sixth Amendment to Steam Service Contract is agreed to by the Parties and shall be effective as of the 15th day of July, 2015.

MidAmerican Energy Company    Southwest Iowa Renewable Energy, LLC

By: ___________________________        By: __________________________

Title: __________________________        Title: _________________________

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